Exhibit (a)(5)(h)

IN THE UNITED STATES DISTRICT COURT
FOR THE DISTRICT OF DELAWARE

EDWARD MCNALLY, on behalf of himself and all others similarly situated,

Plaintiff,
v.	Case No.

RETAILMENOT, INC., C. THOMAS BALL, JEFFREY M. CROWE, ERIC KORMAN, JULES A. MALTZ, GOKUL RAJARAM, GREG J. SANTORA, BRIAN H. SHARPLES, TAMAR YEHOSHUA, and G. COTTER CUNNINGHAM,	CLASS ACTION DEMAND FOR JURY TRIAL

Defendants.

CLASS ACTION COMPLAINT FOR VIOLATION OF SECTIONS 14(d), 14(e),
AND 20(a) OF THE SECURITIES EXCHANGE ACT OF 1934

Plaintiff Edward McNally (“Plaintiff”), on behalf of himself and the proposed Class defined herein, brings this class action suit for violations of Sections 14(d), 14(e), and 20(a) of the Securities Exchange Act Of 1934. In support of this Class Action Complaint, Plaintiff, by his attorneys, alleges upon information and belief, except for her own acts, which are alleged on knowledge, as follows:

INTRODUCTION

1.     Plaintiff brings this action on behalf of himself and the public stockholders of RetailMeNot, Inc. (“RetailMeNot” or the “Company”) against the Company and its Board of Directors (collectively, the “Board” or the “Individual Defendants,” as further defined below), for violations of Section 14(d)(4), 14(e), and 20(a) of the Exchange Act and Rule 14D-9 promulgated thereunder.

2.     Specifically, Defendants have solicited the Company’s stockholders to tender their shares in connection with the sale of the Company to Harland Clarke Holdings Corp. (“Harland Clarke”), through a recommendation statement that omits material information necessary to make the statements therein not false or misleading. Stockholders require this material information to decide whether to tender their shares.

3.     On April 10, 2017, the Company announced that it had entered into an agreement and plan of merger (the “Merger Agreement”), by which Harland Clarke would commence a tender offer (the “Tender Offer”) to acquire all of the outstanding shares of RetailMeNot Series 1 common stock at a purchase price of $11.60 per share in cash (the “Proposed Transaction”). The Tender Offer is set to expire on May 22, 2017.

4.     In connection with the commencement of the Tender Offer, on April 24, 2017, the Company filed a Recommendation Statement on Schedule 14D-9 (the “Recommendation Statement”) with the SEC. The Recommendation Statement is materially deficient and misleading because, inter alia, it fails to disclose material information about the financial projections prepared by the Company and relied upon by the Company’s financial advisor, and the potential conflicts of interest faced by Company executives. Without all material information, RetailMeNot’s stockholders cannot make an informed decision to exchange their shares in the Tender  Offer.  The  failure  to  adequately  disclose  such  material  information  constitutes  a violation of §§ 14(d)(4), 14(e), and 20(a) of the Exchange Act, as stockholders need such information in order to make a fully-informed decision regarding whether to tender their shares in connection with the Tender Offer.

5.     For these reasons and as set forth in detail herein, the Individual Defendants have violated federal securities laws. Accordingly, Plaintiff seeks to enjoin the expiration of the Tender Offer and consummation of the Proposed Transaction, or, in the event the Proposed

Transaction is consummated, to recover damages resulting from the Individual Defendants’ violations of these laws.

JURISDICTION AND VENUE

6.     The claims asserted herein arise under §§ 14(d), 14(e), and 20(a) of the Exchange Act, 15 U.S.C. § 78aa. The Court has subject matter jurisdiction pursuant to § 27 of the Exchange Act, 15 U.S.C. §78aa, and 28 U.S.C. § 1331 (federal question jurisdiction).

7.     The Court has personal jurisdiction over each of the Defendants because each conducts business in and maintains operations in this District or is an individual who either is present in this District for jurisdictional purposes or has sufficient minimum contacts with this District as to render the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8.     Venue is proper in this District under § 27 of the Exchange Act, 15 U.S.C. §78aa, as well as pursuant to 28 U.S.C. § 1391, because: (i) the conduct at issue took place and had an effect in this District; (ii) RetailMeNot is a Delaware corporation; and (iii) defendants have received substantial compensation in this District by doing business here and engaging in numerous activities that had an effect in this District.

PARTIES

9.     Plaintiff is, and has been at all relevant times, the owner of shares of RetailMeNot common stock.

10.     Defendant RetailMeNot is an American multinational company headquartered in Austin, Texas, that maintains a collection of coupon web sites. The Company, organized and existing under the laws of the State of Delaware, maintains its principal executive offices at 301 Congress Avenue, Suite 700, Austin, Texas 78701. RetailMeNot common stock is traded on the

NASDAQ under the ticker symbol “SALE.”

11.     Defendant Thomas Ball (“Ball”) is a director of RetailMeNot. Ball serves as Chair of the Compensation Committee and is a member of the Nominating and Governance Committee.

12.     Defendant Jeff Crowe (“Crowe”) is a director of RetailMeNot. Crowe is a member of the Audit Committee.

13.     Defendant Eric Korman (“Korman”) is a director of RetailMeNot. Korman is a member of the Nominating and Governance Committee.

14.     Defendant Jules Maltz (“Maltz”) is a director of RetailMeNot. Maltz serves as Chair of the Nominating and Governance Committee and is also a member of the Audit Committee.

15.      Defendant Gokul Rajaram (“Rajaram”) is a director of RetailMeNot. Rajaram is a member of the Compensation Committee.

16.     Defendant Greg Santora (“Santora”) has served as a director of RetailMeNot since May 2013. Santora serves as the Chair of the Audit Committee.

17.        Defendant Brian Sharples (“Sharples”) is a director of RetailMeNot. Sharples is a member of the Compensation Committee.

18.     Defendant Tamar Yehoshua (“Yehoshua”) serves as a director of RetailMeNot.

19.     Defendant Cotter Cunningham (“Cunningham”) serves as both the Chief Executive Officer (“CEO”) and the Chairman of the Board of RetailMeNot.

20.     Defendants  Cunningham,  Yehoshua,  Sharples,  Santora,  Rajaram,  Maltz, Korman, Crowe, and Ball, are collectively referred to as “Individual Defendants” and/or the “Board.”

CLASS ACTION ALLEGATIONS

21.     Plaintiff brings this action individually and as a class action on behalf of all holders of RetailMeNot stock who are being, and will be, harmed by Defendants’ actions described herein (the “Class”). Excluded from the Class are Defendants herein and any person, firm, trust, corporation, or other entity related to, controlled by, or affiliated with, any Defendant, including the immediate family members of the Individual Defendant.

22.     This action is properly maintainable as a class action under Federal Rule of Civil Procedure 23.

23.     The Class is so numerous that joinder of all members is impracticable. According to the Recommendation Statement, as of April 6, 2017, there were 48,304,216 Shares issued and outstanding. These shares are held by thousands of beneficial holders who are geographically dispersed across the country.

24.     There are questions of law and fact which are common to the Class and which predominate over questions affecting any individual Class member. The common questions include, inter alia, the following:

a.	whether Defendants have violated Sections 14 and 20 of the Exchange Act in connection with the Proposed Transaction; and

b.	whether Plaintiff and the other members of the Class would be irreparably harmed were the transactions complained of herein consummated.

25.     Plaintiff’s claims are typical of the claims of the other members of the Class and Plaintiff does not have any interests adverse to the Class.

26.     Plaintiff is an adequate representative of the Class, has retained competent counsel experienced in litigation of this nature, and will fairly and adequately protect the interests of the Class.

27.     The prosecution of separate actions by individual members of the Class creates a risk of inconsistent or varying adjudications with respect to individual members of the Class, which could establish incompatible standards of conduct for Defendants.

28.     Plaintiff anticipates that there will be no difficulty in the management of this litigation. A class action is superior to other available methods for the fair and efficient adjudication of this controversy.

29.      Defendants have acted on grounds generally applicable to the Class with respect to the matters complained of herein, thereby making appropriate the relief sought herein with respect to the Class a whole.

30.     Accordingly, Plaintiff seeks injunctive and other equitable relief on behalf of himself and the Class to prevent the irreparable injury that the Company’s stockholders will continue to suffer absent judicial intervention.

FURTHER SUBSTANTIVE ALLEGATIONS

Company Background

31.     RetailMeNot, which advertises itself as the ultimate savings destination, connecting millions of consumers to the retailers, brands and restaurants, is an American multinational company that maintains a collection of coupon web sites.

32.     In  2016  alone,  RetailMeNot  featured  more  than  700,000  digital  offers  each month.1Through the use of various websites, mobile applications, email newsletters, social media presence, and alerts, consumers are able to search for, discover and redeem hundreds of thousands of relevant digital offers from merchants relating to a variety of products including, but not limited to, clothing, electronics, health and beauty, home and office, travel, dining and entertainment, personal and business services, and shoes.

The Merger Announcement

33.     In a press release dated April 10, 2017, RetailMeNot announced that it had entered into a Merger Agreement with Harland Clarke pursuant to which Harland Clarke will acquire all of the outstanding shares of RetailMeNot Series 1 common stock for $11.60 per share in cash.

34.     The press release states in pertinent part:

Harland Clarke Holdings Corp. (“HCH”), a provider of best-in-class integrated payment solutions and marketing services, today announced it has reached a definitive agreement to acquire RetailMeNot, Inc. (NASDAQ:SALE), a leading savings destination connecting consumers with retailers, restaurants and brands, both online and in-store. Under the agreement, Harland Clarke Holdings, a wholly owned subsidiary of MacAndrews & Forbes Incorporated and owner of Valassis, a leader in intelligent media delivery, providing unparalleled consumer targeting insights on a large scale, will acquire all of the outstanding shares of RetailMeNot Series 1 common stock for $11.60 per share in cash.

By bringing together Valassis’ unmatched quantity of genuine valuable offers from its large, diversified client base with RetailMeNot’s premier digital audience distribution and brand, the companies’ combined offerings will become the consumer savings destination of choice. This transaction significantly advances RetailMeNot’s goal of becoming a leading savings destination, and is a natural step forward in the growth trajectory of the company.

The combined companies will create an omni-channel media network with tens of thousands of advertisers reaching hundreds of millions of consumers around the world.

The purchase price represents a premium of approximately 50% over the closing share price of RetailMeNot’s common stock on April 7, 2017 and a premium of approximately 36% over the average closing share price for the 60 calendar days ended April 7, 2017. The transaction, which has been unanimously approved by RetailMeNot’s Board of Directors, has an equity value of approximately $630 million.

“RetailMeNot provides a new global digital channel to distribute our clients’ offers that perfectly complements Valassis’ current digital, mobile, mail and other print networks. RetailMeNot’s capabilities span multiple platforms and channels including web, mobile and app, delivering online coupons and sales, discounted gift cards, and cash back offers, along with food, dining and travel offers. The addition of RetailMeNot brings Valassis’ clients a new, vast and active consumer base explicitly seeking deals, offers and savings. We are thrilled that we will be working with RetailMeNot’s outstanding Austin based team and look forward to continuing to grow our business together,” said Victor Nichols, CEO of HCH.

“This is an exciting and important milestone for RetailMeNot,” said Cotter Cunningham, CEO & founder, RetailMeNot. “Not only are we delivering an immediate and significant cash premium to our stockholders, but we are also meaningfully advancing our goal of becoming a leading savings destination for consumers. This acquisition is a testament to the unwavering commitment and hard work of our 500 plus dedicated employees. Having founded RetailMeNot over seven years ago, I firmly believe that Valassis not only shares our commitment to consumers and merchant partners, but supports continued innovation in driving new solutions for retailers and brands. I am confident in the future  of  RetailMeNot  in  its  partnership  with  Valassis  and  look  forward  to working closely with the combined team  to ensure together we become the premier savings destination.”

The transaction will be effected through a tender offer by a wholly-owned subsidiary of HCH for all of the outstanding shares of Series 1 common stock of RetailMeNot. Following the successful completion of the tender offer, HCH will acquire all remaining shares not tendered in the tender offer through a second-step merger at the same price per share. The transaction is subject to customary closing conditions, including receipt of certain regulatory approvals and receipt of a majority of RetailMeNot’s issued and outstanding shares of Series 1 common stock in the tender offer. The transaction is expected to close in the second quarter of  2017.  Upon  completion  of  the  transaction,  RetailMeNot  will  become  a privately held company and RetailMeNot’s Series 1 common shares will  no longer be listed on any public market. In light of the transition, RetailMeNot will not provide earnings guidance going forward.

35.     As noted in both the press release and Merger Agreement, RetailMeNot’s stockholders will have the right to receive, in exchange for each share of RetailMeNot Series 1 common stock, $11.60 per share in cash. However, the consideration to be paid to Plaintiff and the Class in the Proposed Transaction is inadequate because, among other things, the intrinsic value of the Company is materially in excess of the amount offered in the Proposed Transaction.

36.     Here, the Individual Defendants have secured a deal that significantly harms shareholders, as Plaintiff and the Class will lose their right to share proportionately and equitably in the future success of the Company as a standalone entity.

The Recommendation Statement Omits Material Information

37.     On April 24, 2017, RetailMeNot filed the Recommendation Statement with the SEC in support of the Tender Offer commenced by Harland Clarke that same day. As alleged below and elsewhere herein,  the Recommendation Statement contains material misrepresentations and omissions of fact that must be cured to allow RetailMeNot’s stockholders to render an informed decision with respect to the Tender Offer.

38.     As  discussed  below,  the  Recommendation Statements omits material information regarding (i) the sale process leading up to the Tender Offer; (ii) potential conflicts of interest by RetailMeNot’s management and directors; (iii) the valuation analyses prepared by RetailMeNot’s financial advisor, Qatalyst Partners LP (“Qatalyst”) in connection with the rendering of its fairness opinion; and (iv) RetailMeNot’s management’s projections, utilized by Qatalyst in its financial analyses. This material information directly impacts the Company’s expected future value as a standalone entity, and its omission renders the statements made materially misleading and, if disclosed, would significantly alter the total mix of information available to RetailMeNot’s stockholders.

39.     With regard to the omission of material information relating to the sale process leading up to the Proposed Transaction, the Recommendation Statement states at that the Company entered into a confidentiality agreement with Party A to facilitate the discussion of various potential strategic opportunities. However, details regarding the nature of the confidentiality agreements are worryingly absent from the Recommendation Statement. As noted in the Recommendation Statement, this agreement contained a standstill provision. Nevertheless, the Recommendation Statement fails to disclose the details of the standstill, including whether it had a sunset provision, or whether Party A could seek waiver. Although the Recommendation Statement discloses that the Merger Agreement permits the Company to waive standstills in some instances, this disclosure is materially misleading if Party A could not  seek  waiver. Without this information, the Company’s stockholders are being misled into assuming that these industry participants, which were actively interested in acquiring the Company, could make an offer to acquire the Company if they so choose – when they may have been contractually precluded from doing so.

40.     With regard to the potential conflicts of interest faced by RetailMeNot management and directors, the Recommendation Statement fails to disclose the timing and nature of all communications regarding future employment of RetailMeNot’s management and directors, including who participated in all such communications. As detailed in the press release announcing the merger, Parent’s CEO, Victor Nichols, states: “We are thrilled that we will be working with RetailMeNot’s outstanding Austin based team and look forward to continuing to grow our business together.” This future relationship is reiterated later in that same press release, when RetailMeNot’s CEO, Cunningham, states: “I am confident in the future of RetailMeNot in its partnership with Valassis and look forward to working closely with the combined team to ensure together we become the premier savings destination.” Accordingly, management and certain directors stands to benefit significantly following the consummation of the Merger. However, details regarding when Harland Clark first expressed interest in retaining RetailMeNot’s management and directors are notably absent from the Recommendation Statement. Such information is material to the Company’s stockholders and must be disclosed in order to make the vague references in the Recommendation Statement regarding management’s and the director’s post-close employment complete and not misleading.

41.     Communications regarding post-transaction employment during the negotiation of the underlying transaction must be disclosed to stockholders. This information is necessary for stockholders to understand potential conflicts of interest of management and the Board, as that information provides illumination concerning motivations that would prevent fiduciaries from acting solely in the best interests of the Company’s stockholders. Here, with respect to the sections of the Recommendation Statement titled: (i) “Employment Arrangements with Parent,” (ii) “Reasons for the Recommendation of the Board,” and (iii) “Background of the Offer,” there is a dearth of material information relating to the timing and nature of all communications regarding future employment of RetailMeNot’s officers and directors, including who participated in all such communications.

42.     As detailed above, the Recommendation Statement omits material information with respect to the process and events leading up to the Proposed Transaction, including material information concerning significant conflicts of interest affecting RetailMeNot’s management and directors. As detailed below, the Recommendation Statement also fails to disclose critical information concerning RetailMeNot’s managements’ projections, as utilized by Qatalyst in its financial analyses, and the opinions and analysis of Qatalyst, on which the Board purportedly relied. All this omitted information, if disclosed, would significantly alter the total mix of information available to RetailMeNot’s stockholders that they would rely upon in deciding how to vote on the Proposed Transaction.

43.     With respect to Qatalyst’s Selected Companies Analysis the Recommendation Statement fails to disclose the individual multiples and financial metrics for the companies observed by Qatalyst in its analysis.

44.     With respect to Qatalyst’s Selected Transactions Analysis, the Recommendation

Statement fails to disclose the individual multiples and financial metrics for the transactions observed by Qatalyst in its analysis.

45.     As a result of these omissions, stockholders are unable to assess whether Qatalyst applied appropriate multiples, or, instead, applied unreasonably low multiples in order to drive down the implied share price ranges. The omission of such information renders the summaries of these valuation analyses and the implied share price ranges on pages 24-25 of the Recommendation Statement misleading.

46.     With respect to Qatalyst’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the estimated future unlevered free cash flows of the Company used by Qatalyst in its analysis; (ii) the constituent line items used in calculating unlevered free cash flow, including cash taxes, capital expenditures, payments for businesses acquired and investment in working capital from Adjusted EBITDA; (iii) the estimated terminal value of the Company; (iv) Qatalyst’s basis for using a range of fully diluted enterprise value to next-twelve-months Modified Adjusted EBITDA multiples of 5.0x to 8.0x; (v) cash and cash equivalents as of March 31, 2017 as provided by the Company’s management; (vi) the face value of the outstanding debt of the Company as of March 31, 2017 as provided by the Company’s management; and (vii) management’s basis for projecting a dilution factor of approximately 17%.

47.     Under sound corporate finance theory, the value of stock should be premised on the expected future cash flows of the corporation; accordingly, the question that RetailMeNot stockholders need to assess in determining whether to tender their shares is clear: is the consideration being offered now fair in light of the free cash flows that RetailMeNot is expected to generate? Without these unlevered free cash flow projections, RetailMeNot stockholders will be unable to answer this question and assess the fairness of the offer price. The omission of such projections renders the projections set forth on page 36 of the Recommendation Statement and the summary of Qatalyst’s Discounted Cash Flow Analysis on page 23 of the Recommendation Statement materially incomplete and misleading.

48.     Indeed, financial experts agree that projections for Non-GAAP Adjusted EBITDA, which are included in the Recommendation Statement here, are not a sufficient substitute for cash flow projections when attempting to understand the value of a company. As Warren Buffet and other financial experts have stated: “References to EBITDA make us shudder. Too many investors focus on earnings before interest, taxes, depreciation and amortization. That makes sense, only if you think capital expenditures are funded by the tooth fairy.”1

49.     Relying solely on Adjusted EBITDA to provide a fair summary of a company’s financial prospects has numerous pitfalls. Adjusted EBITDA does not take into account any capital expenditures, working capital requirements, current debt payments, taxes, or other fixed costs which are critical to understanding a company’s value. As a result of these material differences between Adjusted EBITDA and unlevered free cash flow, many analysts recognize unlevered free cash flow as a much more accurate measure when it comes to analyzing the expected performance of a company.  Disclosing Adjusted EBITDA projections without cash flow projections is therefore inherently misleading.

50.     Additionally, the Recommendation Statement also fails to disclose material information concerning the Company’s financial projections. Specifically, the Recommendation Statement fails to disclose: (i) unlevered free cash flow and its constituent line items; (ii) net income; (iii) depreciation; (iv) amortization of intangible assets; (v) stock-based compensation

1Elizabeth MacDonald, The Ebitda folly, FORBES (March 17, 2003), http://www.forbes.com/global/2003/0317/024.html.

expense; (vi) third party acquisition-related costs; (vii) operating expenses; (viii) net interest expense; (ix) nonoperating income and expenses; (x) taxes; and (xi) capitalized internally developed   software   and   website   development   costs.   Furthermore,   the   Recommendation Statement fails to reconcile all non-GAAP to GAAP metrics, thereby rendering the provided disclosure materially incomplete and misleading. Non-GAAP measures have no universally understood definition and vary widely between companies depending on the needs of management in promoting their own effect on Company performance. Rather than disclose the information necessary to reconcile these measures, Defendants merely list the components. This definition is useless without the associated values.

51.     Because of the non-standardized and potentially manipulative nature of non-GAAP measures, the SEC requires the disclosure of certain information in solicitation materials. Thus, when a company discloses information in a Recommendation Statement that includes a non-GAAP financial measures, as is the case here, the Company must also disclose comparable GAAP measures and a quantitative reconciliation of forward-looking information. 17 C.F.R. §244.100. Item 10(e)(1)(i)(B) of SEC Regulation S-K further states that, with regard to forward-looking information such as financial projections, any reconciling metrics that are available without unreasonable efforts must be disclosed. 17 C.F.R. 229.10(e)(1)(i)(B). Consequently, without disclosure of these reconciling metrics, the Recommendation Statement violates SEC regulations and materially misleads RetailMeNot’s stockholders.

52.     If corporate directors and officers choose to disclose financial projections in a recommendation statement, they must provide complete and accurate projections, not merely excerpts of certain sets or line items of projections. The question here is not the duty to speak, but liability for not having spoken enough. With regard to future events, uncertain figures, and other so-called soft information, a company may choose silence or speech elaborated by the factual basis as then known--but it may not choose half-truths.

53.     Further, when a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Additionally, disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company, and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion. Here, the Defendants’ failure to provide full and accurate disclosures renders the  Recommendation  Statement  false  and  misleading,  including,  inter  alia,  the  following sections of the Recommendation Statement: (i) “Background of the Offer”; (ii) “Reasons for the Recommendation of the Board”; (iii) “Opinion of Qatalyst”; and (iv) “Financial Projections.”

54.     The above-referenced omitted information, if disclosed, would significantly alter the total mix of information available to RetailMeNot’s stockholders. Accordingly, based on the foregoing disclosure deficiencies in the Recommendation Statement, Plaintiff seeks injunctive and other equitable relief to prevent the irreparable injury that Company stockholders will suffer, absent judicial intervention, if RetailMeNot’s stockholders are required to vote on the Proposed Transaction without the above-referenced material misstatements and omissions being remedied.

FIRST CAUSE OF ACTION

Claim for Violations of Section 14(e) of the Exchange Act Against
All Defendants

55.     Plaintiff repeats and realleges each allegation contained above as if fully set forth herein.

56.     Section 14(e) of the Exchange Act provides that it is unlawful “for any person to make any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made, in the light of the circumstances under which they are made, not misleading…”  15 U.S.C. §78n(e).

57.     As discussed above, RetailMeNot filed and delivered the Recommendation Statement  to  its  stockholders,  which  defendants  knew  or  recklessly  disregarded  contained material omissions and misstatements as set forth above.

58.     During the relevant time period, defendants disseminated the false and misleading Recommendation Statement above. Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

59.     The Recommendation Statement was prepared, reviewed and/or disseminated by defendants.  It misrepresented and/or omitted material facts, including material information about the consideration offered to stockholders via the Tender Offer, the intrinsic value of the Company, and potential conflicts of interest faced by certain Individual Defendants.

60.     In so doing, defendants made untrue statements of material facts and omitted material facts necessary to make the statements that were made not misleading in violation of Section 14(e) of the Exchange Act. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, defendants were aware of this information and their obligation to disclose this information in the Recommendation Statement.

61.     The omissions and materially incomplete and misleading statements in the Recommendation Statement are material in that a reasonable stockholder would consider them important in deciding whether to tender their shares or seek appraisal. In addition, a reasonable investor would view the information identified above which has been omitted from the Recommendation Statement as altering the “total mix” of information made available to stockholders.

62.     Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading.  Indeed, while Defendants undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

63.     The misrepresentations and omissions in the Recommendation Statement are material to  Plaintiff and the Class, and Plaintiff and the Class will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

SECOND CAUSE OF ACTION

Claim for Violations of Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 (17
C.F.R. § 240.14d-9) Against All Defendants

64.     Plaintiff repeats and realleges each allegation contained above as if fully set forth herein.

65.     RetailMeNot and the Individual Defendants have caused the Recommendation Statement to be issued with the intention of soliciting stockholder support of the Proposed Transaction.

66.     Section 14(d)(4) of the Exchange Act and SEC Rule 14d-9 promulgated thereunder require full and complete disclosure in connection with tender offers. Specifically, Section 14(d)(4) provides that:

Any solicitation or recommendation to the holders of such a security to accept or reject a tender offer or request or invitation  for  tenders  shall  be  made  in accordance with such rules and regulations as the Commission may prescribe as necessary or appropriate in the public interest or for the protection of investors.

67.     SEC Rule 14d-9, which was adopted to implement Section 14(d)(4) of the Exchange Act, provides that:

Information required in solicitation or recommendation. Any solicitation or recommendation to holders of a class of securities referred to in section 14(d)(1) of the Act with respect to a tender offer for such securities shall include the name of the person making such solicitation or recommendation and the information required by Items 1 through 8 of Schedule 14D-9 (§ 240.14d-101) or a fair and adequate summary thereof.

68.     In accordance with Rule 14d-9, Item 8 of a Schedule 14D-9 requires a Company’s directors to:

Furnish such additional information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not materially misleading.

69.     The Recommendation Statement violates Section 14(d)(4) and Rule 14d-9 because it omits material facts, including those set forth above.    Moreover, in the exercise of reasonable care, RetailMeNot and the Individual Defendants should have known that the Recommendation Statement is materially misleading and omits material facts that are necessary to render them non-misleading.

70.     Defendants knowingly or with deliberate recklessness omitted the material information identified above from the Recommendation Statement, causing certain statements therein to be materially incomplete and therefore misleading.   Indeed, while Defendants

undoubtedly had access to and/or reviewed the omitted material information in connection with approving the Proposed Transaction, they allowed it to be omitted from the Recommendation Statement, rendering certain portions of the Recommendation Statement materially incomplete and therefore misleading.

71.     The misrepresentations and omissions in the Recommendation Statement are material to  Plaintiff and the Class, and Plaintiff and the Class will be deprived of their entitlement to make a fully informed decision if such misrepresentations and omissions are not corrected prior to the expiration of the Tender Offer.

THIRD CAUSE OF ACTION

Claim for Violations of Section 20(a) of the Exchange Act
Against the Individual Defendants

72.     Plaintiff repeats and realleges each allegation contained above as if fully set forth herein.

73.     The Individual Defendants acted as controlling persons of RetailMeNot within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of RetailMeNot, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

74.     Each of the Individual Defendants were provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

75.     In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Recommendation Statement at issue contains the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction.  They were, thus, directly involved in the making of this document.

76.     In addition, as the Recommendation Statement sets forth at length, and as described herein, the Individual Defendants were each involved in negotiating, reviewing, and approving the Proposed Transaction. The Recommendation Statement purports to describe the various issues and information that the Individual Defendants reviewed and considered. The Individual Defendants participated in drafting and/or gave their input on the content of those descriptions.

77.     By virtue of the foregoing, the Individual Defendants have violated Section 20(a) of the Exchange Act.

78.      As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Sections 14(e) and 14(d)(4) of the Exchange Act and Rule 14d-9, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons, these defendants are liable pursuant to Section 20(a) of the Exchange Act. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff demands injunctive relief in his favor and in favor of the Class and against Defendants as follows:

A.     Declaring that this action is properly maintainable as a Class action and certifying Plaintiff as Class representative;

B.     Enjoining Defendants, their agents, counsel, employees and all persons acting in concert with them from consummating the Proposed Transaction, unless and until the Company discloses the material information identified above which is currently omitted from the Recommendation Statement;

C.     Rescinding, to the extent already implemented, the Proposed Transaction or any of the terms thereof, or granting Plaintiff and the Class rescissory damages;

D.     Directing the Individual Defendants to account to Plaintiff and the Class for all damages suffered as a result of the Individual Defendants’ wrongdoing;

E.     Awarding Plaintiff the costs and disbursements of this action, including reasonable attorneys’ and experts’ fees; and

F.     Granting such other and further equitable relief as this Court may deem just and proper.

JURY DEMAND

Plaintiff demands a trial by jury on all claims and issues so triable.

Date: May 11, 2017	Respectfully submitted,

	By:	/s/ Michael Van Gorder
Michael Van Gorder (#6214) FARUQI & FARUQI, LLP 20 Montchanin Rd., Suite 145
OF COUNSEL

FARUQI & FARUQI, LLP
James M. Wilson, Jr.
685 Third Ave., 26th Fl.
New York, NY 10017
Telephone: (212) 983-9330
Facsimile: (212) 983-9331

MONTEVERDE & ASSOCIATES PC
Juan E. Monteverde
The Empire State Building
350 Fifth Avenue, Suite 4405
New York, NY 10118
Telephone: (212) 971-1341
Facsimile: (212) 202-7880

Attorneys for Plaintiff
Wilmington, DE 19807 Telephone: (302) 482-3182 Fax: (302) 482-3612 Attorney for Plaintiff